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                                                                   EXHIBIT 99.2

                           DDJ Capital Management LLC

September 20, 2001

By Facsimile & U.S.P.S. Certified Mail

Pacific Aerospace & Electronics, Inc.
430 Olds Station Road
Wenatchee, WA  98801
Attention:  President

Re:      Pacific Aerospace & Electronics, Inc.
         -------------------------------------

Dear Sir:

         Reference is hereby made to that certain Loan Agreement by and among Pacific Aerospace & Electronics, Inc., Aeromet America, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., and PA&E International, Inc., as Borrowers, the lenders party thereto (the "Lenders") and DDJ Capital Management, LLC, as agent to the Lenders (the "Agent"), dated as of March 1, 2001 (the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

         Reference is also made to that certain Indenture dated as of July 30, 1998 by and among Pacific Aerospace & Electronics, Inc. (the "Company"), the Guarantors (as defined therein) and the Bank of New York (as successor to IBJ Schroeder Bank & Trust Company), as Trustee, pursuant to which the Company issued its 11 1/4% Senior Subordinated Notes due 2005 (the "Subordinated Notes").

         As you are aware, on August 1, 2001, the Company failed to pay the interest payment due to the holders of the Subordinated Notes pursuant to the terms of the Indenture. As a result of such failure, an Event of Default has occurred and is continuing pursuant to Section 9.1 of the Loan Agreement. Pursuant to Section 1.2 of the Loan Agreement, the occurrence of the Event of Default causes the Interest Rate payable on the unpaid balance of the Term
Loans to increase by an additional 3% per annum, effective as of August 1, 2001. Also pursuant to Section 1.2 of the Loan Agreement, the Borrowers are no longer permitted to defer any portion of the interest accruing under the Term Loans.

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Pacific Aerospace & Electronics, Inc.

September 20, 2001
Page 2


         The occurrence and the continuance of the Event of Default permits the Agent, on behalf of the Lenders, to exercise all of their rights and remedies under the Transaction Documents and applicable law and the Agent hereby expressly reserves its right to do so.


Very truly yours,


DDJ Capital Management, LLC
as Administrative Agent


By:  /s/  Robert L. Hockett
     -------------------------
     Name:  Robert L. Hockett
     Title:  Managing Director